Exhibit 3.23.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

G&L INTERMEDIATE HOLDINGS, INC.

FIRST: The name of the Corporation is G&L Intermediate Holdings, Inc. The name under which the Corporation was originally incorporated was G&L Intermediate Holdings, Inc. and the name of the Corporation is being amended to ExamWorks Clinical Solutions Holdings, Inc. pursuant to the attached Second Amended and Restated Certificate of Incorporation.

SECOND: The Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of Delaware on November 5, 2007.

THIRD: The Second Amended and Restated Certificate of Incorporation of the Corporation (the “Second Amended and Restated Certificate”) was duly adopted in accordance with the provisions of Section 242 and 245 of the Delaware General Corporation Law (“DGCL”), the Board of Directors has recommended and the holders of a majority of the outstanding stock of the Corporation have approved the Second Amended and Restated Certificate by written consent in accordance with Sections 141(f) and 228 of the DGCL.

FOURTH: The Second Amended and Restated Certificate is being filed pursuant to Sections 103 and 245 of the DGCL.

FIFTH: The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

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SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EXAMWORKS CLINICAL SOLUTIONS HOLDINGS, INC.

I.

The name of the corporation is ExamWorks Clinical Solutions Holdings, Inc. (the “Corporation”).

II.

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, in the County of New Castle, and the name of its registered agent at that address is Corporation Service Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

IV.

The aggregate number of shares which the Corporation shall have the authority to issue is One Thousand (1,000) shares of Common Stock, with a par value of $0.01 per share.

V.

Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

VI.

Any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, which number may be less than unanimous consent.

VII.

No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

VIII.

The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware, indemnify its officers and members of the Board of Directors and may, if authorized by the Board of Directors, indemnify its employees and agents and any and all persons whom it shall have the power to indemnify against any and all expenses, liabilities or other matters (including expenses incurred in prosecuting and indemnification actions).

IX.

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

IN WITNESS WHEREOF, I have hereunto set my hand this 1st day of January, 2015.

G&L INTERMEDIATE HOLDINGS, INC.,

a Delaware corporation

By:     /s/Clare Arguedas

Name: Clare Arguedas

Title: General Counsel, Executive Vice

President and Secretary